EXHIBIT 99.1

TIME WARNER CABLE CFO ARTHUR MINSON TO DEPART COMPANY;
WILLIAM OSBOURN, MATTHEW SIEGEL TO SERVE AS ACTING CO-CFOs

NEW YORK, June 1, 2015 – Time Warner Cable Inc. (NYSE: TWC) announced that Executive Vice President and Chief Financial Officer Arthur Minson will leave the company, effective today. He will remain as an advisor to the company until the Charter transaction closes. Serving as acting co-CFOs in his place will be William F. Osbourn, Jr., who currently serves as Senior Vice President-Controller and Chief Accounting Officer, and Matthew Siegel, who currently serves as Senior Vice President and Treasurer.
Mr. Minson will join WeWork as President and Chief Operating Officer. WeWork is a privately-held company that provides more than 25,000 members across the globe with space, community, and services through physical and virtual offerings. Based in New York City, WeWork currently has 42 physical locations in fifteen cities and four countries around the world.
“I’ve said many times that Artie is the finest CFO in America, and I believe it just as much today,” said Robert D. Marcus, Chairman and Chief Executive Officer. “His steady hand at the helm of our financial operations, as well as his overall business acumen and judgment, has brought great benefits to our shareholders and employees, and we will miss him.
“I’m grateful that Artie delayed his decision to leave until he was confident that Time Warner Cable’s path forward was established, and in particular for his role in crafting our merger agreement with Charter. We appreciate Artie’s commitment and wish him all the best as he moves on to this next exciting phase of his stellar career.”
Mr. Minson said, “Being the CFO of Time Warner Cable has been a dream job. I am so fortunate to have been part of the team that over the last two years dramatically improved Time Warner Cable’s operating performance and created significant value for shareholders. I am leaving our financial function in great hands with Bill and Matt. As I embark on my next role at WeWork, I look forward to continuing to be part of the Time Warner Cable family as a strategic advisor until the closing of our merger with Charter.”
Both Mr. Osbourn and Mr. Siegel will retain their current titles and responsibilities, in addition to their co-CFO duties.
“We’re fortunate to have an incredibly strong bench on our financial team, and I have great confidence that Bill and Matt will provide steady leadership,” Mr. Marcus said. “They are proven leaders with great track records and many years of experience in the industry and with the company. They have my confidence as well as that of our Board of Directors, Finance Committee and Audit Committee.”
Mr. Osbourn has served as Senior Vice President–Controller and Chief Accounting Officer for Time Warner Cable since 2008. In this role, Mr. Osbourn oversees the Company's accounting function, including operations accounting, external financial reporting, Sarbanes-Oxley compliance, financial systems information technology, development and implementation of accounting policies and procedures, and shared services.

He joined Time Warner Cable in 2003 as Vice President of Technical Accounting. Prior, Mr. Osbourn served for two years as Executive Director for External Financial Reporting and Accounting Policy at Time Warner Inc. In that position, he oversaw Time Warner's external financial reporting function and the implementation of new accounting guidance.
Before joining Time Warner, Mr. Osbourn spent 14 years at PricewaterhouseCoopers LLP in roles of increasing responsibility and was admitted to partnership in 2000. Mr. Osbourn graduated with honors from Washington University in St. Louis in 1987 with a bachelor of business administration and is a Certified Public Accountant.
Mr. Siegel has served as Senior Vice President and Treasurer of Time Warner Cable since 2008. In this role, he is responsible for leadership and direction of all Time Warner Cable treasury functions, investment management, real estate, risk management and the company’s procurement and business affairs.
Mr. Siegel joined Time Warner Cable from Time Warner Inc., where he was Vice President and Assistant Treasurer. Before joining Time Warner in 2001, he was Senior Vice President of Finance and Treasurer of Insight Communications, a multi-system cable operator based in New York with operations in the Midwest.  Previously, he worked for nine years at Joseph E. Seagram & Sons, Inc., where, as Assistant Treasurer, he was responsible for corporate finance, capital markets and domestic operations.
Mr. Siegel graduated from The Wharton School at the University of Pennsylvania with a B.S. in Economics and earned his M.B.A. from University of Chicago’s Graduate School of Business.
About Time Warner Cable
Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services.  Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at twc.com, twcbc.com and twcmedia.com.

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